      As filed with the Securities and Exchange Commission on July __, 1999

                                                   Registration No. 333-________

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        WEITZER HOMEBUILDERS INCORPORATED
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          Florida                                       65-0502494
--------------------------------------------------------------------------------
(State or other jurisdiction of                     (I.R.S. Employer
incorporation or organization)                     Identification No.)

14505 Commerce Way, Suite 400, Miami Lakes, Florida                     33015
--------------------------------------------------------------------------------
    (Address of Principal Executive Offices)                         (Zip Code)

                  Director and Employee Stock Option Contracts
                            (Full title of the plan)

                            Harry Weitzer, President
                       Weitzer Homebuilders Incorporated,
           14505 Commerce Way, Suite 400, Miami Lakes, Florida 33015
--------------------------------------------------------------------------------
                     (Name and address of agent for service)

                                 (305) 819-4663
--------------------------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
                                                      Proposed maximum
   Title of securities           Amount to be           offering price         Proposed maximum          Amount of
    to be registered            registered (1)            per unit (1)         aggregate offering       registration
                                                             share                price (1)                fee (1)
--------------------------------------------------------------------------------------------------------------------
Class A Common Stock          450,000(2) shares              $1.75                $787,500                  $232.31
($.01 par value)
--------------------------------------------------------------------------------------------------------------------
Class A Common Stock          150,000(2) shares              $7.80              $1,170,000                  $345.15
($.01 par value)
--------------------------------------------------------------------------------------------------------------------
Class A Common  Stock         24,500 (2) shares              $1.84                 $45,080                   $13.30
($.01 par value)
--------------------------------------------------------------------------------------------------------------------
TOTAL                                                                           $2,002,580                  $590.76
                                                                                ==========                  =======


(1) Pursuant to Rule 416(c), promulgated under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of securities to be offered or sold as a result of any adjustments from stock splits, stock dividends or similar events.

(2) Represents shares of Class A Common Stock of Weitzer Homebuilders Incorporated (the "Registrant"), issuable upon the exercise of a like number of outstanding stock options granted to Directors and/or employees of the Registrant.

                                       -I-

                        WEITZER HOMEBUILDERS INCORPORATED

                              CROSS REFERENCE SHEET

                    Pursuant to Item 501(b) of Regulation S-K

           Registration Statement                              Caption or
           Item Number and Caption                       Location in Prospectus
           -----------------------                       ----------------------
1.   Forepart of the Registration Statement          Cover Page of Prospectus.
     and Outside Front Cover Page of Prospectus.

2.   Inside Front and Outside Back Cover Pages       Inside Front and Outside Back Cover
     of Prospectus.                                  Pages of Prospectus.


3.   Summary Information, Risk Factors and Ratio     About Our Company, Description
     of Earnings to Fixed Charges.                   of Options, Risk Factors.

4.   Use of Proceeds.                                Use of Proceeds.

5.   Determination of Offering Price.                Not Applicable.

6.   Dilution.                                       Not Applicable.

7.   Selling Security Holders.                       Selling Shareholders.

8.   Plan of Distribution.                           Selling Shareholders, Plan of Distribution.

9.   Description of Securities to be Registered.     Description of Options.

10.  Interests of Named Experts and Counsel.         Legal Opinion.

11.  Material Changes.                               Not Applicable.

12.  Incorporation of Certain Information by         Incorporation of Certain Documents
     Reference.                                      by Reference.

13.  Disclosure of Commission Position on            Indemnification of Directors and Officers;
     Indemnification for Securities Act              Undertakings.
     Liabilities.

14.  Indemnification of Directors and Officers.      Indemnification of Directors and Officers.

15.  Exemption from Registration Claimed.            Exemption from Registration Claimed.

16.  Exhibits.                                       Exhibits.

17.  Undertakings.                                   Undertakings.

                                      -II-

PROSPECTUS

                                 624,500 SHARES

                        WEITZER HOMEBUILDERS INCORPORATED

                              CLASS A COMMON STOCK

                                ($.01 PAR VALUE)

     This Prospectus provides information regarding the registration of up to 624,500 shares of Class A Common Stock (the "Shares"), of Weitzer Homebuilders Incorporated, a Florida corporation (the "Company" or the "Registrant"), issuable upon the exercise of stock options granted. This Prospectus covers the issuance of the shares upon exercise of the options and the resale of such Shares by the selling shareholders subsequent to such exercise.

     We will pay all costs and expenses incurred in connection with the registration of the aggregate 624,500 Shares. The selling shareholders will pay the costs associated with any subsequent sale of the Shares, issuable upon exercise of the options, including any concessions, commissions, fees and applicable transfer taxes.

     Our Common Stock is listed on the over-the-counter Bulletin Board ("OTC"), under the symbol "WTZRA." On July 28, 1999, the last reported sales price of the Class A Common Stock was $2.375 per share.

                              --------------------

     AN INVESTMENT IN THE SECURITIES OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 4.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") NOR ANY STATE SECURITIES COMMISSION HAS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE COMPANY THAT DIFFERS FROM, OR ADDS TO, THE INFORMATION IN THIS PROSPECTUS OR IN OUR DOCUMENTS THAT ARE PUBLICLY FILED WITH THE SEC. ACCORDINGLY, IF ANYONE DOES GIVE YOU DIFFERENT OR ADDITIONAL INFORMATION YOU SHOULD NOT RELY ON IT.

     IF YOU ARE IN A JURISDICTION WHERE IT IS UNLAWFUL TO BUY THE SECURITIES OFFERED BY THE PROSPECTUS, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT SUCH ACTIVITIES, THEN THE OFFER PRESENTED BY THIS PROSPECTUS DOES NOT EXTEND TO YOU.

                                      -III-

     THE INFORMATION IN THIS PROSPECTUS SPEAKS ONLY AS OF THE ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                               -------------------

                  The date of this Prospectus is July 28, 1999

                                      -IV-

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by us with the SEC, are incorporated herein by reference:

     1. Our Quarterly Report on Form 10-Q for quarterly period ended March 31, 1999.

     2. Our Annual Report on Form 10-K for the fiscal year ended September 30, 1998.

     3. Our Current Report on Form 8-K, detailing our transaction with Century Partners Group, Ltd., dated June 22, 1999.

     4. All other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

     5. The description of our Common Stock contained in Registration Statements filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering covered hereby will be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or any subsequently filed document that also is or is deemed to be incorporated by reference modifies or replaces such statement.

     You may obtain, without charge, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents not specifically incorporated by reference above, by making an oral or written request to us. Requests for such documents may be directed to us at 14505 Commerce Way, Suite 400, Miami Lakes, Florida 33016, Attention: Corporate Secretary.

                              AVAILABLE INFORMATION

     We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports and other information with the SEC. These reports, proxy and information statements and other information filed by us with the SEC pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the SEC: New York Regional Office, Seven World Trade Center, Room 1400, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60604. Copies of such material may be obtained from the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                                       -V-

The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and other information regarding registrants that file electronically with the SEC. The shares of Class A Common Stock are traded on the OTC under the symbol "WTZRA."

     Contemporaneously herewith, we have filed with the SEC a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Shares offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which forms part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional offices of the SEC.

                                ABOUT OUR COMPANY

     We are engaged, through our subsidiaries, primarily in the design, construction and sale of single-family homes and townhomes in the Miami-Dade and Broward counties located in Southeast Florida. We offer a wide variety of moderately priced homes that are designed to appeal to the entry level and first-time move-up buyers.

                             DESCRIPTION OF OPTIONS

     We have awarded options to purchase Shares of Class Common Stock, from time to time, to certain employees, including certain Directors of the Company. All the options were issued pursuant to stock option contracts, which the Company executed. This Prospectus covers those Shares issuable upon exercise of the options, and would permit the holder of such Shares to re-sell those Shares in accordance with the Plan of Distribution described in this Prospectus.

                                  RISK FACTORS

     An investment in the Shares of Class A Common Stock offered hereby involves a high degree of risk. Prospective investors should consider carefully the following risk factors, as well as the other information set forth in the Prospectus, in connection with an investment in the Class A Common Stock offered hereby.

     General Real Estate, Economic and Other Conditions. The homebuilding industry is cyclical and affected by changes in general and local economic conditions, including availability of financing, inflation, interest rates and employment levels, consumer confidence and housing demand. A significant increase in prevailing interest rates may result in a decrease in demand for homes or in cancellations of sales contracts, including contracts with respect to homes included in our backlog,

                                      -VI-
and could have a material adverse effect on us. Although we have not experienced a sharp decline in the demand for homes, increases in interest rates could result in such a decline. In addition, homebuilders are subject to various risks such as competitive overbuilding, availability and cost of land, materials and qualified labor, construction delays, cost overruns, environmental risks, lack of infrastructure (e.g., roads, water, sewage facilities and utilities), government regulation and increases in real estate taxes and other local government fees.

     Financing and Leverage. In general, homebuilders are subject to significant up-front expenditures for land development and construction costs and therefore requires substantial equity or debt financing. At June 30, 1999, we had borrowings from banks and third parties aggregating approximately $27 million. In addition, we will require additional financing for future planned projects. The ability to make principal and interest payments on the indebtedness will be dependent on future operations which may be affected by financial, economic and other factors beyond our control, and there can be no assurance that the current level of operations will continue or that we will be able to make principal and interest payments when due.

     At June 30, 1999, we had an aggregate of approximately $21 million of available credit under our acquisition, development and construction loans, which we may use to finance the construction and development of homes at various projects. The availability of borrowed funds, especially for the acquisition of land, has been reduced significantly in recent years, and there can be no assurance that any such additional financing will be available to us or, if available, be on favorable terms.

     Availability of Mortgage Financing; Customer Financing. The ability to sell homes is dependent upon the availability and cost of mortgage financing to homebuyers. Most of our buyers finance their purchases through Federal Housing Administration ("FHA") insured or Veterans Administration ("VA") guaranteed mortgages or through mortgages provided by savings and loan associations and other conventional sources. There is no assurance that the federal mortgage programs will be continued in their present form, if at all. Even if financing is available, increases in home mortgage interest rates may make permanent mortgage financing less affordable to our customers. We could be materially adversely affected if mortgage financing from traditional sources does not remain readily available or interest rates or other financing costs become unattractive to home buyers.

     Government Regulation; Building Moratoriums. We are subject to Federal, state and local laws, ordinances and regulations concerning, among other things, environmental matters, zoning, building design and density levels. In developing a project and building homes, we must obtain the approval of numerous governmental authorities. Environmental laws and regulations, among other things, may result in delays, cause us to incur substantial compliance, costs, and can prohibit or severely restrict homebuilding activities in certain environmentally sensitive regions. Several governmental authorities have imposed impact fees as a means of defraying the cost of providing certain government services to developing areas, which fees have increased significantly during recent years.

                                     -VII-

     Competition. The homebuilding industry is highly competitive and fragmented. Homebuilders compete for desirable properties, financing, raw materials and skilled labor, as well as for the sale of their homes. We compete with a significant number of national, regional and local homebuilding companies, many of which have substantially greater financial, marketing, sales and other resources than the Company. Additionally, we compete with individual sales of existing homes and available rental housing.

     Variability of Operating Results. We have experienced, and expect to continue to experience, significant variability in sales and net income on a quarterly basis as a result of, among other things, the stage of development of its projects, the timing of settlements on home sales, the cyclical nature of the homebuilding industry, changes in prevailing interest rates, changes in the costs of materials and labor and other economic factors. Our new sales contracts and home closings typically vary from quarter to quarter depending primarily on the stages of development of its projects. In the early stages of a project's development, we incur significant start-up costs associated with, among other things, project design, land acquisition and development, zoning and permitting, construction and marketing expenses. Since revenues are recognized only upon the transfer of title at the closing of a sale of a home, there are no revenues during the early stages of a project. During the later stages of a project, however, costs are lower in relation to the revenues recognized. Accordingly, our historical financial performance is not necessarily a meaningful indicator of future results and, in general, Management expects that financial results will vary significantly from period to period.

     Shares Eligible for Future Sales. Sales of substantial numbers of additional Shares of Class A Common Stock or of Class B Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Class A Common Stock. No assistance can be given as to the effect the sale of outstanding Shares would have on the future market price of the Company's Common Stock.

     Change-In Control/Transaction with Century Partners Group, Ltd. We had previously announced on our Current Report on Form 8-K, dated June 22, 1999, that we have entered into a Stock Purchase Agreement with Century Partners Group, Ltd., pursuant to which Century Group Partners, Ltd. would become a controlling stockholder of the Company. The Agreement, as previously announced, is subject to numerous conditions, and accordingly, no assurance can be given that the transactions contemplated under the Agreement would be consummated. If consummated, however, in accordance with the terms set forth in the Agreement, Century Group Partners, Ltd. would become a controlling stockholder of the Company. No assurance can be given, as to the effect that such change in control would have on the future operation or profitability or price of the Company's Common Stock.

                                 USE OF PROCEEDS

     We may receive up to $2,002,580 in gross proceeds from the exercise of outstanding options, which will be utilized for working capital purposes. There can be no assurance that the option holders will exercise any or all of the options. We will not receive any proceeds from the resale of

                                     -VIII-
any Shares underlying the options. The selling shareholders will receive all of the net proceeds from the sale of such Shares.

                              SELLING SHAREHOLDERS

     The shares of Common Stock being offered pursuant to this Prospectus were or will be purchased by the selling shareholders upon their exercise of stock options. The following table shows the names of the selling shareholders (including whether they are Directors of the Company), the number of Shares of Common Stock beneficially owned by each of the selling shareholders as of July 9, 1999, the number of Shares of Common Stock covered by this Prospectus and the number and percentage of Shares of Common Stock beneficially owned by each of the selling shareholders after the completion of the Offering:

                                     NUMBER OF         NUMBER OF         NUMBER OF        % OF COMMON
                                       SHARES           SHARES             SHARE             STOCK
                                    BENEFICIALLY      COVERED BY       BENEFICIALLY       BENEFICIALLY
                                   OWNED PRIOR TO        THIS           OWNED AFTER       OWNED AFTER
    SELLING SHAREHOLDERS              OFFERING        PROSPECTUS        OFFERING(1)         OFFERING
    --------------------           --------------     ----------       -------------      ------------
Harry Weitzer,                        400,000(2)       400,000                 0(2)            *
Chairman of the Board of
Directors, President and
Chief Executive Officer

Larry Hellring,                        15,000            5,000            10,000               *
Director

Joseph B. Rose,                        15,000            5,000            10,000               *
Director

Michael A. Ambrosio,                    5,000(2)         5,000                 0(2)            *
Director

Peter Kleinerman                       75,000           75,000               0                 *

Harry Speizer                          60,000           60,000               0                 *

James Rosewater,                       51,000           50,000             1,000               *
Director

Miriam Caro                            1,500             1,500               0                 *

Shannon Curtis                         1,000             1,000               0                 *

Leanne DeCoste-Arcacha                 2,500             2,500               0                 *

Valerie Galloway                       1,000             1,000               0                 *

Omaida Garcia                          2,000             2,000               0                 *

Lawrence Goldstein                     5,000             5,000               0                 *

Patrice Johnston                       2,500             2,500               0                 *

Margaret LaCalle                       1,500             1,500               0                 *

Stephen Newman                         1,000             1,000               0                 *

Sheryl Rice                            5,000             5,000               0                 *

Maria Shafer                           1,500             1,500               0                 *

                                     -IX-

--------------------
*    Less than one percent.

(1)  Assumes that all Shares offered hereby are sold

(2) Includes 1,785,714 shares of Class A Common Stock owned and 7,142,857 shares of Class A Common Stock issuable upon conversion of $4 million of the Company's Convertible Subordinated Debentures at a conversion price of $.56 per share owned by Chai Capital, Ltd. Among the limited partners of Chai Capital, Ltd. ("Partnership") are Harry Weitzer and a trust ("Trust") for the benefit of the wife of Michael Ambrosio. Mr. Ambrosio disclaims beneficial ownership of the limited partnership interest held by the Trust. In addition, Mr. Weitzer contributed 1.5 million shares of the Company's Class B Common Stock owned of record by him to Chai Capital, Ltd. The general partner of the Partnership is Chai Capital Corp. of which Messrs. Weitzer and Ambrosio are officers and directors. Mr. Weitzer owns 49.5% and the Trust owns 1% of the issued and outstanding shares of the capital stock of Chai Capital Corp.

     There can be no assurance that any of the selling shareholders will sell any or all of the Shares of Common Stock registered hereunder.

                              PLAN OF DISTRIBUTION

     Pursuant to this Prospectus, the selling shareholders, or their respective pledgees, donees, transferees, assignees, or other successors in interest, may sell Shares from time to time in transactions in the over-the-counter market, in privately-negotiated transactions or by a combination of such methods of sale, at prevailing market prices or at negotiated prices. The selling shareholders may effectuate such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or from the purchasers of the Shares.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article VIII of our By-laws of Weitzer provides for indemnification of officers, directors, agents and employees of Weitzer as follows:

          Section 1. Right to Indemnification. Each person (including here and hereinafter, the heirs, executors, administrators or estate of such person)
     (1) who is or was a director or officer of the Corporation or who is or was serving at the request of the Corporation in the position of a director, officer, trustee, partner, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, or (2) who is or was an agent or employee (other than an officer) of the Corporation and as to whom the Corporation has agreed to grant such indemnity, shall be indemnified by the Corporation as of right to the fullest extent permitted or authorized by current or future legislation or by current or future judicial or administrative decision (but, in the case of any future legislation or decision, only to the extent that it permits the Corporation to provide broader indemnification rights than permitted prior to the legislation or decision), against all fines, liabilities, settlements, costs and expenses, including attorneys' fees, asserted against him or

                                      -X-
     incurred by him in his capacity as such director, officer, trustee, partner, agent or employee, or arising out of his status as such director, officer, trustee, partner, agent or employee. The foregoing right of indemnification shall not be exclusive of other rights to which those seeking indemnification may be entitled. The Corporation may maintain insurance, at its expense, to protect itself and any such person against any such fine, liability, cost or expense, including attorneys' fees, whether or not the Corporation would have the legal power to directly indemnify him against such liability.

          Section 2. Advances. Costs, charges and expenses (including attorneys' fees) incurred by a person referred to in Section 1 of this Article VIII in defending a civil or criminal suit, action or proceeding may be paid (and, in the case of directors and officers of the Corporation, shall be paid) by the Corporation in advance of the final disposition thereof upon receipt of an undertaking to repay all amounts advanced if it is ultimately determined that the person is not entitled to be indemnified by the Corporation as authorized by this Article VIII, and upon satisfaction of other conditions established from time to time by the Board of Directors or which may be required by current or future legislation (but, with respect to the future legislation, only to the extent that it provides conditions less burdensome than those previously provided).

          Section 3. Savings Clause. If this Article VIII or any portion of it is invalidated on any ground by a court of competent jurisdiction, the Corporation shall nevertheless indemnify each director and officer of the Corporation to the fullest extent permitted by all portions of this Article VIII that has not been invalidated and to the fullest extent permitted by law.

     In addition, the Florida Business Corporation Act limits the liability of Directors of corporations, except in certain prescribed instances, including where a Director derived an improper personal benefit, either directly of indirectly.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to Directors, Officers and controlling persons of the Registrant pursuant to the provisions described above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                      -XI-

                                  LEGAL OPINION

     The legality of the Shares being offered hereby is being passed upon by Akerman, Senterfitt & Eidson, P.A., counsel to the Registrant.


                                     -XII-

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

                       EXEMPTION FROM REGISTRATION CLAIMED

     All of the options were issued pursuant to an exemption from the registration requirements under the Securities Act afforded by Section 4(2) of such Securities Act.

                                    EXHIBITS

          5 Opinion of Akerman, Senterfitt & Eidson, P.A., as to the legality of the Shares offered hereunder

          23.1 The consent of Akerman, Senterfitt & Eidson, P.A. is included in the opinion filed as Exhibit 5 to the Registration Statement

          23.2 Consent of McKean, Paul, Chrycy, Fletcher & Co., independent certified public accountants

          23.3 Consent of PricewaterhouseCoopers, LLP, independent certified public accountants

                                  UNDERTAKINGS

     1. The undersigned Registrant hereby undertakes to file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     2. The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new

                                     -XIII-
registration statement related to the securities offered therein, and the offering of such securities at such time shall be deemed to be the initial bona fide offering thereof.

     5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                     -XIV-

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami Lakes, State of Florida, on the 28 day of July, 1999.

                                   WEITZER HOMEBUILDERS INCORPORATED

                                   By:      /s/ Harry Weitzer
                                      ------------------------------------
                                      Harry Weitzer
                                      Chairman of the Board, and Chief Executive
                                      Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Exchange Act of 1933, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


       Signature                   Title                   Date
       ---------                   -----                   ----

/s/ Joseph Rose                                        July 28, 1999
-------------------------
Joseph Rose                      Director

/s/ Larry Hellring                                     July 28, 1999
-------------------------
Larry Hellring                   Director

/s/ Michael Ambrosio                                   July 28, 1999
-------------------------
Michael Ambrosio                 Director

/s/ Alan Litt                                          July 28, 1999
-------------------------
Alan Litt                        Director


                                      -XV-